Exhibit 10.16
HELIOGEN, INC.
AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), dated as of March 26, 2025, is entered into by and between Heliogen, Inc. (the “Employer”) and Phelps Morris (“Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement (as defined below).
RECITALS
WHEREAS, the Employer and Executive are parties to that certain Executive Employment Agreement, effective as of March 25, 2024 (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with the Employer and its affiliates; and
WHEREAS, the Employer and Executive desire for the Employment Agreement to be amended as set forth herein.
NOW, THEREFORE, in consideration of Executive’s continued service with the Employer and its subsidiaries and affiliates, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Executive hereby agree as follows:
AGREEMENT
1.Section 5.3 (Qualifying Termination) is hereby amended and restated in its entirety to read as follows:
“5.3 Qualifying Termination. Upon a Qualifying Termination, the Executive will receive the Accrued Payments and, provided the Executive remains in compliance with the terms of this Agreement and has met the requirements of the Release Obligation, the following severance benefits (the “Severance Benefits”):
(a)The Company shall provide the Executive, as severance, the following benefits:
(i)twelve (12) months of the Executive’s then-current Base Salary (disregarding any reduction that may have given rise to Good Reason) (the “Cash Severance”). The Severance will be paid in a single lump-sum cash payment on Employer’s or the Employer’s successor’s first regular payroll date following the date on which the Release Obligation has been fulfilled. The Severance will be subject to all applicable withholding and deductions; and
(ii)a lump-sum cash amount, on Employer’s first regular payroll date following the date on which the Release Obligation has been fulfilled, equal to the product of twelve (12) months, multiplied by the grossed-up monthly premium pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), that Executive would be required to pay to continue the group health coverage in effect on the Separation Date for Executive and any of Executive’s eligible dependents (which amount will be based on the premium for the first month of COBRA coverage) (the “COBRA Severance”); and
(b)If, following the end of the Bonus Year in which the Executive’s Qualifying Termination occurs, the Board determines in good faith that the applicable Bonus objectives and milestones for that Bonus Year have been achieved, Executive will receive a Bonus, as so determined by the Board and pro-rated based on the date of the Executive’s Qualifying Termination (the “Bonus Severance”). The Bonus Severance will be paid to the Executive pursuant to the payment timing provisions set forth in Section 2.2, subject to all applicable deductions and withholdings.”

2.Section 5.4 (Qualifying Termination in Connection with a Change in Control) is hereby amended and restated in its entirety to read as follows:
“5.4 Qualifying Termination in Connection with a Change in Control. Upon a Qualifying Termination that occurs upon or within twelve (12) months following a Change in Control, the Executive shall receive (i) the Accrued Payments, and (ii) provided the Executive remains in compliance with the terms of this Agreement and has met the requirements of the Release Obligation, (w) the Cash Severance, (x) the COBRA Severance, (y) in lieu of the Bonus Severance, an amount equal to the Executive’s target Bonus for the Bonus Year in which the Executive’s Involuntary Termination occurs payable on Employer’s or Employer’s successor’s first regular payroll date following the date on which the Release Obligation has been fulfilled and (z) the unvested portion of all outstanding options, restricted stock unit awards, and other equity awards covering the Employer’s common stock that are held by the Executive as of immediately prior to the Qualifying Termination, to the extent such equity awards would otherwise have vested solely conditioned on the Executive’s continued services with the Company, shall accelerate and vest in full effective as of the earliest date the Executive fulfills the Release Obligation, but shall be deemed effective as of the Executive’s employment termination date."
3.All other provisions of the Employment Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment on the dates set forth below, to become effective as of the Effective Date.

Heliogen, Inc.

By:	/s/ Christie Obiaya
Name:	Christie Obiaya
Title:	Chief Executive Officer
Date:	March 26, 2025

Accepted and agreed this 26th day of March, 2025

/s/ Phelps Morris
Phelps Morris